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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of The Chubb Corporation for the registration of $200,000,000 of debt securities, preferred stock, depositary shares, warrants and common stock, including rights to purchase series B participating preferred stock, of our reports dated February 28, 2002, with respect to the consolidated financial statements of The Chubb Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and dated March 28, 2002, with respect to the financial statement schedules of The Chubb Corporation included therein and incorporated by reference in the Registration Statement (Amendment No.1 to Form S-3 No. 333-74912) of The Chubb Corporation.



                                    ERNST & YOUNG LLP



New York, New York
November 22, 2002